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                                                                    EXHIBIT 99.1


                      CERTAIN INFORMATION REGARDING VALTRA


                               VALTRA ACQUISITION

         In September 2003, we announced an agreement to acquire the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, which we refer to as "Kone," for euro 600.0 million cash, subject to customary closing conditions and post-closing adjustments to the purchase price. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America. Valtra is known for its strong engineering and technical skills in tractor and diesel engine manufacturing, which allow it to produce high-quality products in an efficient and expedited basis. In addition, Valtra has a unique and highly effective direct sales network in certain markets which, together with Valtra's "made to order" manufacturing process, has allowed it to achieve significant market share in its core markets. Valtra has focused on becoming a market leader in the industry in terms of returns and margins rather than market share. For the year ended December 31, 2002, Valtra's total revenues, income from operations and net income were euro 761.7 million, euro 44.6 million and euro 6.9 million, respectively. For the nine months ended September 30, 2003, Valtra's total revenues, income from operations and net income were euro 626.6 million, euro 49.8 million and euro 40.6 million, respectively. These amounts are prepared in accordance with generally accepted accounting principles in Finland, or Finnish GAAP.

         We believe that the Valtra acquisition provides several strategic and financial opportunities for us. These opportunities include access to Valtra's Nordic and Latin American customers, a world class research and development department and a quality source of engines that can be used with several of our existing product lines. We expect the Valtra business to benefit from access to our worldwide customer base and strong dealer network and access to our other products and technology. We also have identified a number of areas where we believe we can achieve technology, supply and distribution efficiencies in operating the combined companies.

         The cash purchase of Valtra is approximately $733 million at the current exchange rate.

         We intend to permanently finance the purchase price through the private placement of $150 million of convertible senior subordinated notes, the public sale of common stock and subordinated notes, and new revolving credit and term loan facilities provided by Rabobank and Morgan Stanley Senior Funding, Inc. Although we have not finalized the mix of common stock and debt that we will sell in addition to the notes, we currently expect to issue approximately $250 million in common stock and $300 million in subordinated notes and to enter into a new $300 million revolving credit facility (which would replace our existing $350 million revolving credit facility) and a $450 million term loan facility. However, the terms for the new facilities have not yet been finalized, nor have the terms for the bridge financing facility described below. To the extent additional funds are available, we intend to repay amounts outstanding under our revolving credit facility.

         In order to sell our common stock and subordinated notes in public offerings, we are required to file with the SEC the audited financial statements of Valtra (prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP) and our pro forma financial statements giving effect to the acquisition. We are preparing the required financial statements and pro forma financial statements, but they are not yet complete. As a result, we have arranged for interim bridge financing to be provided by Rabobank and Morgan Stanley Senior Funding, Inc. The terms of this bridge financing currently provide for the Company to borrow approximately $100 million which, together with the proceeds from this offering, and approximately $30 million that we can borrow under the new revolving credit facility and $450 million that we can borrow under the new term loan facility, would enable us to pay the purchase price for Valtra in cash.

         The transaction was approved by European Union regulatory authorities on December 12, 2003, and we expect to close the acquisition of Valtra in January 2004. We have applied to the Brazilian competition authority for its approval of the purchase, although under Brazilian law we are not required to have that approval in order to complete the purchase, and we have agreed to complete the purchase even if we do not receive that approval. The Brazilian competition authority may, either before or after we complete the purchase, impose conditions on how we


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operate both Valtra's Brazilian business and our existing Brazilian business. At this time, we cannot predict with certainty when or whether the Brazilian competition authority will grant its approval. The timing and the conditions of such approval may delay or prevent us from fully executing our business plan for operating the Valtra business and our existing business or may force us to sell a portion of the Valtra business or our existing business. In the event that the purchase of Valtra is not consummated by September 10, 2004, due to our failure to fulfill our closing obligations or the failure to receive necessary approvals, we have agreed to pay Kone euro 20 million cash, which is approximately $24.0 million.



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                          VALTRA SUMMARY FINANCIAL DATA

         The financial information below regarding Valtra was provided to us by Kone and was prepared in accordance with Finnish GAAP. Finnish GAAP differs in certain significant respects from U.S. GAAP, including but not limited to differences with respect to revenue recognition, commitments and contingencies, employee benefit obligations, and purchase accounting related to the fair value of assets acquired and liabilities assumed. In addition, this information has not been separately audited, and we have not independently verified this information. This information is not necessarily indicative of Valtra's future results of operations.

                                                                           NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                 ------------------------------------- -- ---------------------
                                 2000           2001          2002          2002          2003
                                 ----           ----          ----          ----          ----
                                                      (IN MILLION EUROS)
OPERATING DATA:
Net sales.....................   671.1          685.5         761.7         554.4         626.6
Gross profit..................   118.1          122.2         137.4          99.2         119.9
Income from operations........    33.3           25.9          44.6          31.5          49.8
Net (loss) income.............    (0.3)           4.7           6.9          20.5          40.6


                                   AS OF SEPTEMBER
                                      30, 2003
                                   ---------------
                                     (IN MILLION
                                       EUROS)
                                   ---------------
BALANCE SHEET DATA:
Cash and cash equivalents......         123.2
Working capital................          95.5
Total assets...................         476.6
Total long-term debt...........          76.5
Stockholders' equity...........          89.1


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                                 VALTRA BUSINESS

         Valtra is a global tractor and off-road engine manufacturer headquartered in Suolahti, Finland and is the fifth largest tractor producer in the world. Valtra sells its Valtra brand tractors and Sisu brand diesel engines in over 70 countries and has leading market positions in the Nordic region and in Latin America. Over the last few years, Valtra has focused on becoming the market leader in tractors in terms of return on assets and operating margin rather than market share.

         Valtra's operations are structured around three divisions: Tractors Europe, Tractors Latin America and Sisu Diesel Engines.

TRACTOR DIVISIONS

         Valtra's Tractors Europe business is the Nordic market leader with an approximate 30% market share, while its Western European market share has grown over the last ten years. Valtra has been the market leader in Scandinavia since its merger with Volvo's tractor business in 1979. Valtra has operated in Finland for 52 years.

         Tractors Latin America is the third largest tractor manufacturer in the Latin American market. It established its factory near Sao Paulo in 1960, which is the largest factory of its kind in Brazil.

DIESEL ENGINE DIVISION

         Valtra's Sisu Diesel Engines division produces Sisu diesel engines, gears and generating sets for sale to third parties, including AGCO, CNH Global and Partek, as well as Valtra's two tractor divisions. The Sisu diesel manufacturing facilities are located in Nokia, Finland.

         The Engines Division specializes in the manufacture of off-road engines in the 50-450 horsepower range. Sisu engines are built to deliver lower horsepower but very high torque, which enables them to perform on par with larger, more powerful engines produced by Sisu's competitors.

         In 2002, Sisu introduced the new Fortius engine series, which complies with Tier 2 pollution rules set by European Union regulatory authorities. Valtra expects to introduce engines meeting Tier 3 requirements in 2005.

PRODUCTION INITIATIVES

         During the recession of the 1990s, Valtra restructured its sales and production processes for its Nordic customers by applying the concept of "mass customization" to its tractor production and sales. Customers are able to order customized tractors that Valtra assembles as orders are received. Because the final product is built to order, all parts and required assemblies can be ordered directly from Valtra's suppliers and used immediately. With its just-in-time production process, Valtra is able to produce customized products and reduce inventories of parts, assemblies and final tractors while having a more focused customer sales effort and more efficient dealers. As a result of this process, Valtra reduces its requirement to maintain finished goods inventories.

         In late 2002, Valtra introduced several new product lines and commenced plant expansions in Suolahti, Finland to meet growing demand following record sales in 2002. Many of Valtra's worldwide sales are direct-to-end-user, providing Valtra with unique, direct customer access.

         Valtra is currently owned by Kone, a Finnish engineering and services company, which acquired Valtra in 2002 as part of the acquisition of Partek AB. In order to reduce debt and concentrate on container and load handling, Kone made the strategic decision to sell, among other assets, the Valtra tractor and Sisu engine businesses. We agreed to acquire these businesses in September 2003 and expect to close the acquisition in January 2004.


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